Exhibit 10.5B

AMENDMENTS TO THE

TEXTRON SPILLOVER PENSION PLAN

October 12, 2011

In order to improve the administration of the Textron Spillover Pension Plan provisions governing eligibility to participate, the Plan is hereby amended as set forth below, effective as of January 1, 2009.

1.	Section 1.04(a) of the Plan is amended by adding the following sentence to the end of that section:

“If an individual becomes a Participant on or after January 1, 2009, pursuant to Section 2.01(a) of the Plan, the Participant’s Compensation shall include commissions paid to the Participant by any Textron Company only to the extent that the Participant earned the commissions while the Participant was an employee of The Cessna Aircraft Company.”

2.	Section 2.01 of the Plan is amended to read in its entirety as follows:

“2.01	Eligibility and Participation. Subject to the following three sentences, an individual who is a participant in a Pension Plan shall become a Participant in the Plan upon either (a) having Compensation, as defined in the Plan, that exceeds the limit of IRC Section 401(a)(17) for the calendar year beginning January 1, 2009, or any subsequent calendar year, or (b) participating in the Deferred Income Plan for Textron Executives. An individual shall not become a Participant in the Plan after December 31, 2008, if the individual is listed in Exhibit 1 as an ineligible employee. An individual also shall not become a Participant in the Plan after December 31, 2008, if the Chief Executive Officer determines, before the individual would otherwise be eligible, that the individual may not participate in the Plan, and a written memorandum of the decision is kept with the official records of the Plan. An individual shall not become a Participant in the Plan after December 31, 2009, unless the individual was a participant in a Pension Plan on December 31, 2009, and has not incurred a Separation from Service after that date and before becoming a Participant in the Plan.”

If an individual acquires a legally binding right to a vested benefit under the Plan as a result of the adoption of this amendment to Section 2.01, and the individual has separated from service before the adoption date, the individual’s benefit shall be distributed or commence as of the later of (1) the first business day of the first month that begins at least 90 days after the adoption date (but not later than March 15 of the year following the adoption date), and (2) the date that would otherwise have been the individual’s benefit commencement date under the terms of the Plan.

3.	In the first sentence of Section 2.02, the parenthetical “(even if his or her compensation, as defined in the Pension Plan, subsequently falls below the IRC Section 401(a)(17) limit)” is deleted and the following parenthetical is substituted: “(even if his or her Compensation, as defined in the Plan, subsequently falls below the IRC Section 401(a)(17) limit).”

4.	A new Exhibit 1, which lists individuals who are not eligible to become Participants in the Plan, regardless of their Compensation level or their participation in the Deferred Income Plan for Textron Executives, is attached hereto and added to the Plan.

IN WITNESS WHEREOF, Textron Inc. has caused these amendments to be executed by its duly authorized officer.

TEXTRON INC.

Dated: October 12, 2011	By	/s/ John D. Butler
John D. Butler
Executive Vice President and Chief Human Resources Officer